 Exhibit 99.1

Southern First Reports Results for Fourth Quarter of 2011;

Announces 10% Stock Dividend

Greenville, South Carolina, January 24, 2012 – Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, N.A. (also doing business as Greenville First Bank), today announced that net income for the fourth quarter of 2011 was $440 thousand compared to $441 thousand for the fourth quarter of 2010.  After dividends paid to the US Treasury on preferred stock, net income available to the common shareholders was $152 thousand compared to $157 thousand for the fourth quarter of 2010.  For the year ended December 31, 2011, net income was $2.1 million and net income to common shareholders was $944 thousand.  In comparison, net income for the year ended December 31, 2010 was $890 thousand and the net loss to common shareholders was $235 thousand.

2011 Fourth Quarter and Year-end Highlights

•         Net income remains flat at $440 thousand for the 4th quarter and improved to $2.1 million for the year

•         Net interest margin for the 4th quarter increased to 3.36%  compared to 3.03% in the prior year

•         Loan balances increased for the quarter and ended the year at $598.6 million compared to $572.4 million at year end 2010

•         Core deposit balances increased $18.5 million during the 4th quarter and $56.5 million for the year

•         Nonperforming assets, while increasing for the quarter, improved to 1.82% at year end compared to 2.03% at year end 2010

“We are excited about our accomplishments during the fourth quarter as we continue to build positive momentum heading into 2012,” stated Art Seaver, the company’s CEO. “Based on this momentum, we are pleased to announce a 10% stock dividend for our shareholders and believe that this will improve the overall liquidity of their investment in SFST.”   Shareholders of record on February 3, 2012 will receive the additional shares on February 17, 2012, with fractional shares paid in cash. The earnings per share and book value per share amounts for all periods presented have been adjusted to reflect the 10% stock dividend.

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2011	2011	2011	2011	2010
Asset Quality Ratios:
Nonperforming assets as a percentage of total assets	1.82%	1.65%	1.73%	1.95%	2.03%
Net charge-offs as a percentage of average loans (annualized)	0.81%	0.62%	0.36%	0.51%	0.86%
Allowance for loan losses as a percentage of total loans	1.49%	1.48%	1.51%	1.45%	1.47%
Allowance for loan losses as a percentage of nonperforming loans	86.96%	94.94%	85.47%	76.56%	89.92%
Capital Ratios (1):
Total risk-based capital ratio	13.34%	13.44%	13.58%	13.35%	13.41%
Tier 1 risk-based capital ratio	12.08%	12.19%	12.33%	12.10%	12.16%
Leverage ratio	9.62%	9.84%	9.76%	9.95%	9.82%
Tangible common equity (2)(3)	5.98%	5.98%	5.84%	5.71%	5.82%
Earnings ($ in thousands):
Net income	$440	483	628	537	441
Net income to common shareholder(2)	152	197	343	253	157
Earnings per common share (2)(5)	0.04	0.05	0.09	0.06	0.04
Other ($ in thousands):
Net interest margin (tax-equivalent)(4)	3.36%	3.36%	3.28%	3.18%	3.03%
Gross loans	$598,635	591,055	577,981	579,554	572,392
Core deposits	413,090	394,621	394,179	379,617	356,576
Total deposits	562,912	554,676	556,449	560,054	536,296
Total assets	767,745	758,106	758,102	760,139	736,490
(1) December 31, 2011 ratios are preliminary.

(2) Amounts and ratios for periods prior to September 30, 2011 have been restated for a correction of an immaterial error in accounting for preferred stock and the related discount accretion, as explained below.

(3) The tangible common equity ratio is calculated as total equity less preferred stock divided by total assets.
(4) The tax-equivalent adjustment to net interest income adjusts the yield for assets earning tax-exempt income to a comparable yield on a taxable basis.
(5) Per share amounts for the 2010 and 2011 periods have been restated to reflect the 10% stock dividends in 2011 and 2012.

Net interest margin for the fourth quarter of 2011 remained steady at 3.36%, unchanged from the previous quarter of 2011 and increased significantly from 3.03% for the fourth quarter of 2010.  The net interest margin for the year ended December 31, 2011 was 3.30% compared to 2.91% for the year ended December 31, 2010.

During the fourth quarter of 2011, the company recorded total credit costs of $2.1 million compared to $1.3 million during the fourth quarter of 2010.  Of the $2.1 million in credit costs, $2.2 million related to the provision for loan losses while there was income of $117 thousand related to the sale and management of other real estate owned.  Comparatively, the company recorded a loan loss provision of $635 thousand and expenses related to real estate owned of $611 thousand during the same period in 2010.  For the year ended December 31, 2011, total credit costs were $6.2 million, consisting of a $5.3 million provision for loan losses and expenses of $940 thousand related to expenses from the sale and management of other real estate owned.  Total credit costs were $6.3 million during the year ended December 31, 2010 and related to a $5.6 million provision for loan losses and $674 thousand of expenses from the sale and management of other real estate owned.  The company’s allowance for loan losses was $8.9 million, or 1.49%, of loans at December 31, 2011 which provides approximately 87% coverage of non-performing loans.

Noninterest income was $873 thousand and $739 thousand for the three months ended December 31, 2011 and 2010, respectively.  For the years ended December 31, 2011 and 2010, noninterest income was $2.8 million and $3.0 million, respectively.  The increase in noninterest income during the three month period is related primarily to rental income we now receive from tenants who lease space in one of our regional headquarter buildings.  During the twelve month period of 2011, noninterest income decreased due primarily to a $1.1 million gain on sale of investment securities recorded in the second quarter of 2010, partially offset by a $450 thousand other-than-temporary impairment recorded during the third quarter of 2010.  In addition, our noninterest expense was $4.2 million and $4.8 million for the three months ended December 31, 2011 and 2010, respectively.  Noninterest expense for the years ended December 31, 2011 and 2010 was $17.9 million and $16.6 million, respectively.  The decrease in noninterest expense during the three month period related primarily to income from the sale and management of real estate owned of $117 thousand during the 2011 period, compared to expenses on real estate owned of $611 thousand during the 2010 period, while increased compensation and benefits expenses contributed to the higher noninterest expense for the twelve months ended December 31, 2011.

Nonperforming assets decreased to $14.0 million, or 1.82%, of total assets as of December 31, 2011 compared to $15.0 million, or 2.03%, December 31, 2010.  Of the $14.0 million in total nonperforming assets as of December 31, 2011, nonperforming loans represent $10.3 million and other real estate owned represents $3.7 million.  During 2011, the company recorded $4.7 million in net charge-offs, or 0.81% of average loans on an annualized basis.

Total loans were $598.6 million as of December 31, 2011, a $7.6 million increase compared to September 30, 2011 and a $26.2 million increase from December 31, 2010.  Core deposits increased $56.5 million to $413.1 million at December 31, 2011 compared to December 31, 2010.  The increase in retail funding continued to enable the company to reduce its wholesale funding by over $40 million during the last twelve month period. Brokered deposits now represent only 5.9% of total funding for the bank compared to 11.7% at December 31, 2010.

Shareholders’ equity totaled $62.5 million as of December 31, 2011, a $3.3 million increase from the same period in 2010. With a tier 1 leverage ratio of 9.62% and total risk based capital ratio of 13.34%, the company’s capital ratios exceed the regulatory requirements for a “well capitalized” institution.

During the third quarter of 2011, the Company determined that it had been accounting for its preferred stock and related discount accretion in error.  All amounts and ratios related to preferred stock, discount accretion, net income (loss) to common shareholders and earnings (loss) per common share have been restated for periods prior to September 30, 2011.  The error was not material to the interim and annual financial statements.

                Financial Highlights - Unaudited

                (Dollars in thousands, except per share data)

	Quarter Ended		4th Qtr	Twelve Months Ended		YTD
	December 31,		2011-2010	December 31,		2011-2010
	2011	2010	% Change	2011	2010	% Change
Earnings Summary
Interest income	$8,799	8,738	0.7%	35,142	35,529	-1.1%
Interest expense	2,688	3,435	-21.7%	11,854	15,317	-22.6%
Net interest income	6,111	5,303	15.2%	23,288	20,212	15.2%
Provision for loan losses	2,225	635	250.4%	5,270	5,610	-6.1%
Noninterest income	873	739	18.1%	2,770	3,045	-9.0%
Noninterest expense	4,193	4,785	-12.4%	17,867	16,564	7.9%
Income before provision for income taxes	566	622	-9.0%	2,921	1,083	169.7%
Income tax expense	126	181	-30.4%	833	193	331.6%
Net income	440	441	-0.2%	2,088	890	134.6%
Preferred stock dividends	216	217	-0.5%	865	865	0.0%
Discount accretion (2)	72	67	7.5%	279	260	7.3%
Net income (loss) available to common shareholders (2)	$152	157	-3.2%	944	(235)	501.7%

Basic weighted average common shares (5)	3,821	3,803	0.5%	3,819	3,799	0.5%
Diluted weighted average common shares (5)	3,841	3,805	0.9%	3,897	3,799	2.6%

Earnings (loss) per common share - Basic (2)(5)	$0.04	0.04	0.0%	0.25	(0.06)	516.7%
Earnings (loss) per common share - Diluted (2)(5)	0.04	0.04	0.0%	0.24	(0.06)	500.0%

	Quarter Ended		4th Qtr	Quarter Ended
	December 31,		2011-2010	September 30,	June 30,	March 31,
	2011	2010	% Change	2011	2011	2011
Balance Sheet Highlights
Assets	$767,745	736,490	4.2%	758,106	758,102	760,139
Investment securities	108,584	72,853	49.0%	89,040	93,865	69,184
Loans	598,635	572,392	4.6%	591,055	577,980	579,554
Allowance for loan losses	8,925	8,386	6.4%	8,751	8,719	8,388
Other real estate owned	3,686	5,629	-34.5%	3,262	2,934	3,873
Noninterest bearing deposits	68,985	46,815	47.4%	61,647	57,737	50,421
Interest bearing deposits	493,927	489,481	0.9%	493,028	498,712	509,633
Total deposits	562,912	536,296	5.0%	554,675	556,449	560,054
Other borrowings	122,700	122,700	0.0%	122,700	122,700	122,700
Junior subordinated debentures	13,403	13,403	0.0%	13,403	13,403	13,403
Shareholders’ equity	62,540	59,216	5.6%	61,868	60,755	59,796
Common Stock
Book value per common share (2)(5)	$12.02	11.28	6.6%	11.87	11.59	11.37
Stock price (5):
High	7.21	6.41	12.5%	9.48	7.73	7.81
Low	5.51	4.96	11.2%	6.18	6.92	6.16
Period end	6.50	6.16	5.5%	6.27	7.73	7.26
Other
Return on average assets (6)	0.23%	0.24%	-4.2%	0.26%	0.33%	0.29%
Return on average equity (6)	2.79%	2.89%	-3.5%	3.12%	4.13%	3.64%
Loans to deposits	106.35%	106.73%	-0.4%	106.56%	103.87%	103.48%
Efficiency ratio (7)	61.78%	69.70%	-11.4%	64.89%	66.81%	66.73%
Team members	113	104	8.7%	111	113	106

(2) Amounts and ratios for periods prior to September 30, 2011 have been restated for a correction of an immaterial error in accounting for preferred stock and the related discount accretion, as explained above.

(5) Per share amounts for the 2010 and 2011 periods have been restated to reflect the 10% stock dividends in 2011 and 2012.
(6) Annualized based on quarterly net income.
(7) Noninterest expense divided by the sum of net interest income and noninterest income, excluding real estate activity and gain on sale of investments.

                    Asset quality measures - Unaudited

                    (Dollars in thousands)

			YTD
	December 31,		2011-2010	September 30,	June 30,
Nonperforming Assets	2011	2010	Change	2011	2011
Commercial
Owner occupied RE	$1,061	1,183	-10.3%	983	800
Non-owner occupied RE	1,745	3,311	-47.3%	740	1,423
Construction	1,314	1,377	-4.6%	1,288	1,310
Commercial business	503	1,781	-71.8%	976	2,315
Consumer
Real estate	476	928	-48.7%	1,134	1,085
Home equity	386	251	53.8%	385	487
Construction	-	-	-	-	-
Other	-	7	-100.0%	4	21
Non-accruing troubled debt restructurings	4,779	488	879.3%	3,708	2,760
Total nonaccrual loans	10,264	9,326	10.1%	9,218	10,201
Other real estate owned	3,686	5,629	-34.5%	3,262	2,934
Total nonperforming assets	$13,950	14,955	-6.7%	12,480	13,135

Nonperforming assets as a percentage of:
Total assets	1.82%	2.03%	-10.3%	1.65%	1.73%
Total loans	2.33%	2.61%	-10.7%	2.11%	2.27%

Accruing troubled debt restructurings	$7,429	-	100.0%	6,591	6,118

	Quarter Ended		4th Qtr	Year Ended		YTD
	December 31,		2011-2010	December 31,		2011-2010
	2011	2010	Change	2011	2010	Change
Allowance for Loan Losses
Balance, beginning of period	$8,751	8,411	4.0%	8,386	7,760	8.1%
Loans charged-off	(2,175)	(709)	206.8%	(4,938)	(5,160)	-4.3%
Recoveries of loans previously charged-off	124	49	153.1%	207	176	17.6%
Net loans charged-off	(2,051)	(660)	210.8%	(4,731)	(4,984)	-5.1%
Provision for loan losses	2,225	635	250.4%	5,270	5,610	-6.1%
Balance, end of period	$8,925	8,386	6.4%	8,925	8,386	6.4%

Allowance for loan losses to gross loans	1.49%	1.47%	1.4%	1.49%	1.47%	1.4%
Allowance for loan losses to nonperforming loans	86.96%	89.92%	-3.3%	86.96%	89.92%	-3.3%
Net charge-offs to average loans (annualized)	1.36%	0.45%	202.2%	0.81%	0.86%	-5.8%

AVERAGE YIELD/RATE - Unaudited
	Quarter Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	Yield/Rate(8)		Yield/Rate
Interest-earning assets
Federal funds sold	0.22%	0.24%	0.23%	0.23%
Investment securities, taxable	2.03%	2.19%	2.43%	3.03%
Investment securities, nontaxable	4.88%	5.24%	5.05%	5.49%
Loans	5.45%	5.66%	5.63%	5.62%
Total interest-earning assets	4.82%	4.98%	4.95%	5.10%
Interest-bearing liabilities
NOW accounts	0.80%	1.39%	1.03%	1.27%
Savings & money market	0.59%	0.89%	0.75%	0.98%
Time deposits	1.77%	2.32%	1.94%	2.49%
Total interest-bearing deposits	1.20%	1.77%	1.41%	1.94%

Note payable and other borrowings	3.49%	3.77%	3.68%	4.20%
Junior subordinated debentures	2.66%	2.60%	2.60%	2.64%
Total interest-bearing liabilities	1.67%	2.18%	1.88%	2.43%
Net interest spread	3.15%	2.80%	3.08%	2.67%
Net interest income (tax equivalent) / margin	3.36%	3.03%	3.30%	2.91%
(8) Annualized for the respective three month periods.

About Southern First Bancshares

Southern First Bancshares, Inc., Greenville, South Carolina is a registered bank holding company incorporated under the laws of South Carolina.  The Company consists of Southern First Bank, N.A., the 7th largest bank headquartered in South Carolina; which also does business as Greenville First Bank, N.A. in Greenville County.  Since 1999 Southern First Bancshares has been providing financial services and now operates in six locations in the Greenville and Columbia markets of South Carolina.  Southern First Bancshares has assets of approximately $768 million and its stock is traded under the symbol SFST in the NASDAQ Global Market.  More information can be found at www.southernfirst.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements include but are not limited to (1) statements with respect to our expectations regarding the Company’s net interest margin that are not historical facts, and (2) other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions.  Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the company’s loan portfolio and allowance for loan losses; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in the U.S. legal and regulatory framework; and (5) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the company.  Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).  All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above.  We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

FINANCIAL CONTACT: MIKE DOWLING  864-679-9070

MEDIA CONTACT: ART SEAVER  864-679-9010

WEB SITE: www.southernfirst.com